EXHIBIT 99.3

Information concerning transactions in the Shares effected by the Reporting Person in the last sixty days.

Trade Date	Security	Event	Shares	Price	Where Transaction Effected
06/04/2007	Common Stock	Sale	55,500	$0.7428	OTC
04/24/2007	Common Stock	Sale	3,000	$0.82	OTC